UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2018

Buckeye Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600 Houston, TX	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On March 2, 2018 (the “Closing Date”), Buckeye Partners, L.P. (the “Partnership”) issued 6,220,658 Class C Units (the “Private Placement”) representing limited partnership interests in the Partnership (“Class C Units”) to certain affiliates of Kayne Anderson Capital Advisors, L.P. and Tortoise Capital Advisors, L.L.C. (the “Purchasers”) for aggregate consideration of approximately $265.0 million. The net proceeds from the Private Placement, after deducting placement agent fees and other offering expenses, are expected to be approximately $262.1 million.

The information set forth in the Partnership’s Current Report on Form 8-K filed on February 26, 2018 in Item 3.02. is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, Buckeye GP LLC (the “General Partner”), the general partner of the Partnership, entered into Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amendment”), which became effective on the Closing Date. The Amendment establishes the terms of the Class C Units, as more fully described in the information incorporated by reference herein. A copy of the Amendment is filed as an exhibit to this Current Report and is incorporated into this Item 5.03 by reference.

Item 8.01.	Other Events.

In connection with the Class C Unit Purchase Agreement (the “Purchase Agreement”) by and among the Purchasers and the Partnership, dated as of February 23, 2018, the Partnership entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the Closing Date, with the Purchasers. Pursuant to the Registration Rights Agreement, the Partnership is required to file a shelf registration statement (the “First Registration Statement”), no later than 90 days prior to the first to occur of (i) the second anniversary of the Closing Date and (ii) the date that any Class C Units are otherwise converted into LP Units (as defined below) (the “Registration Date”), to register all of the Registrable Securities (as defined in the Registration Rights Agreement) other than, if applicable, (x) any Registrable Securities issuable upon conversion of any Class C Units issued as a distribution in kind in lieu of cash distributions after the Registration Date (the “PIK Registrable Securities”) and (y) any limited partner units representing limited partnership interests in the Partnership (“LP Units”) issued as liquidated damages.

No later than ninety (90) days following the distribution of any PIK Registrable Securities following the filing of the First Registration Statement, if applicable, the Partnership shall prepare and file a registration statement or registration statements, if applicable (collectively, the “PIK Registration Statement” and, together with the First Registration Statement, the “Registration Statements”) or a post-effective amendment to the First Registration Statement with respect to such PIK Registrable Securities.

The Partnership shall use its commercially reasonable efforts to cause the Registration Statements to become effective on or as soon as practicable after the date on which they are filed. If each of the Registration Statements are not declared effective within 90 days after the date such Registration Statement is filed, then the Partnership must pay liquidated damages of 0.25% of the product of the Class C Unit Price (as defined in the Registration Rights Agreement) times the number of Class C Units (i) issued pursuant to the Purchase Agreement and (ii) that may not be disposed of pursuant to any section of Rule 144 of the Securities Act of 1933 (the “Liquidated Damages Multiplier”) per 30-day period for the first 60 days following the 90th day. This amount will increase by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 30 days, up to a maximum of 1.0% of the Liquidated Damages Multiplier per 30-day period. The aggregate amount of liquidated damages the Partnership must pay will not exceed 5.0% of the Liquidated Damages Multiplier. Liquidated damages may be paid in cash or, if the Partnership certifies that it is unable to pay liquidated damages in cash because such payment would result in a breach under a credit facility or other debt instrument, LP Units.

The Registration Rights Agreement grants, to (i) holders of a majority of the outstanding Registrable Securities and (ii) each holder of at least $100 million of outstanding Registrable Securities, certain demand rights to request that the Partnership conduct a firm commitment offering of Registrable Securities that shall reasonably be expected to generate gross proceeds of at least $100 million. In addition, the Registration Rights Agreement grants piggyback registration rights under certain circumstances. These registration rights are transferable to affiliates of the Class C Unit holders and, in certain circumstances, to third parties.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amendment No. 6 to Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of March 2, 2018

4.1	Registration Rights Agreement by and among Buckeye Partners, L.P. and the Investors named on Schedule A, dated as of March 2, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

By:	Buckeye GP LLC,
its General Partner

By:	/s/ Todd J. Russo
Todd J. Russo
Senior Vice President, General Counsel and Secretary

Dated March 5, 2018